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Rich Cockrell
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MATRIA HEALTHCARE REPORTS THIRD QUARTER RESULTS

Company Meets Revenue and Earnings Expectations

Marietta, GA, October 26, 2006 — Matria Healthcare, Inc. (NASDAQ: MATR) today announced its financial results for the third quarter and nine months ended September 30, 2006.

For all periods presented in this press release, Matria’s continuing operations include the Company’s disease management, wellness and productivity enhancement, and maternity management businesses. Dia Real, the Company’s former German diabetes supply business, which was sold October 17, 2006, is included in discontinued operations and classified as assets held for sale. Also included in discontinued operations is Facet Technologies, the Company’s former diabetes product design, development and assembly business, which was sold September 1, 2006.

Revenues for the third quarter of 2006 were $84.2 million, compared with $46.3 million in the third quarter of 2005. Before share-based compensation expense, operating earnings from continuing operations for the third quarter of 2006 were $16.0 million, or 19% of revenues, compared to $2.5 million, or 5% of revenues, reported in the third quarter of 2005. Effective January 1, 2006, the Company began expensing share-based compensation, which is a non-cash expense. After share-based compensation expense of $1.9 million, operating earnings from continuing operations for the third quarter of 2006 were $14.1 million, or 17% of revenues.

Earnings from continuing operations for the third quarter of 2006 were $5.8 million, or $0.27 per diluted common share, before share-based compensation expense of $0.06 per diluted common share, compared with $1.6 million, or $0.07 per diluted common share, in the 2005 third quarter. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of 2006 were $20.9 million, compared to $4.1 million in the third quarter 2005, in each case excluding share-based compensation.

The Company’s third quarter of 2006 disease management and wellness revenues were $56.4 million, compared to $20.1 million in the third quarter of 2005. Maternity management revenues for the third quarter of 2006 increased by 6% to $27.7 million, compared to $26.1 million in the 2005 third quarter.

During the third quarter, the Company completed the sale of Facet Technologies for approximately $122 million. As a result, the Company recorded an after-tax gain on disposal of discontinued operations of $16.9 million, or $0.78 per diluted common share in the third quarter of 2006.

“The divestitures of Facet Technologies and Dia Real complete our multi-year strategy to become a ‘pure play,’ totally focused in the wellness and disease management sector of healthcare,” said Parker H. Petit, Chairman and Chief Executive Officer. “The cash flow from those two operations, and our domestic pharmacy and supplies business, which we sold in June of 2004, provided the capital to build our strong technology and informatics base for our disease management operations. We acquired all three of those operations in 1999, and the return on our investment, including cash flow from operations and profits on the sales, exceeded $250 million. With these divestitures behind us, we look forward to being able to focus solely on our wellness and disease management business opportunities.”

Petit added, “We continue to execute on the business strategy that we relayed to shareholders in early 2006. We now have much better clarity into our new business opportunities, and we continue to build a significant revenue backlog going into 2007. We recently disclosed that the annualized value of the awards of health enhancement business that are expected to begin generating revenues in 2007 totals more than $32 million. Since our second quarter earnings release, our 2007 revenue backlog has grown by nearly $27 millon.”

“Matria has built a strong technology and informatics base over the last five years. We believe that many of our recent awards of business have been based on our clear leadership in the technology and informatics areas. Both employers and health plans clearly understand the importance of pristine data flow that translates into information, which ultimately translates into their understanding and improvement of the effectiveness of their health benefits and processes,” Petit concluded.

Revenues for the nine months ended September 30, 2006, were $247.7 million, compared with $130.7 million for the first nine months of 2005. Before share-based compensation expense, operating earnings from continuing operations for the nine months ended September 30, 2006, were $45.8 million, compared with $5.7 million for the same period in 2005. After share-based compensation expense of $5.1 million, operating earnings for the first nine months of 2006 were $40.6 million. Earnings from continuing operations for the first nine months of 2006 were $12.8 million, or $0.59 per diluted common share, after share-based compensation expense of $0.16 per diluted common share, compared with $2.5 million, or $0.13 per diluted common share, for the same period of 2005. EBITDA for the nine months ended September 30, 2006, were $60.1 million, excluding share-based compensation.

Disease management and wellness revenues for the first nine months of 2006 were $167.6 million, compared with $54.1 million in the same period of 2005. Maternity management revenues for the first nine months of 2006 increased by 5% to $80.1 million, compared with $76.5 million in the same period of 2005.

Richard M. Hassett, M.D., President and Chief Operating Officer, commented, “This is the second quarter that we have produced very strong operating earnings and EBITDA as a percentage of our revenues. The integration of CorSolutions and our two wellness companies is basically complete and our operating margins are reflective of the synergies we achieved from these strategic acquisitions. Our management team is well aligned, and we are producing excellent operating results. Futhermore, our incremental contribution margin for increased revenues is outstanding. As a result, we expect our future profits and EBITDA to continue to be strong and grow at faster rates than our revenue growth.”

DEBT REDUCTION

Matria used the net proceeds from the Facet Technologies and Dia Real divestitures to make additional prepayments under its First Lien credit facility. Following the end of the third quarter, the Company used its operating cash flow to make an additional debt prepayment in the amount of $10 million. The Company has made total prepayments this year of $165 million, and anticipates increasing that amount to at least $175 million by year-end, as originally planned.

INTEREST EXPENSE AND BANK CREDIT FACILITY

The Company expects fourth quarter of 2006 net interest expense of approximately $6.5 million, which includes approximately $0.6 million of charges associated with the write-off of debt issuance costs on the expected $20 million of debt prepayments.

The Company also announced that, after the completion of the Dia Real sale, the Company requested its lender group to increase its First Lien credit facility by $65 million, with the proceeds being used to prepay the Second Lien facility. The Company currently expects the amendment to close and fund next week. On an annual basis, the amendment is expected to generate interest savings of $3.1 million, or approximately $0.09 per diluted common share.

FOURTH QUARTER GUIDANCE

Matria announced its fourth quarter 2006 revenue guidance to be between $89 million and $91 million. The Company expects fourth quarter operating earnings from continuing operations to range from $18 million to $19 million, EBITDA from continuing operations to be between $23 million and $24 million, and earnings per diluted common share from continuing operations to be in the range of $0.32 to $0.35, in all cases excluding share-based compensation expense of $0.06 to $0.07 per diluted common share.

A listen-only simulcast and replay of Matria Healthcare’s third quarter conference call will be available online at the Company’s website at www.matria.com or at www.fulldisclosure.com on October 26, 2006, beginning at 9:00 a.m. Eastern time.

ABOUT MATRIA HEALTHCARE

Matria Healthcare is a leading provider of comprehensive health enhancement programs to health plans, employers and government agencies. Matria is dedicated to developing better educated, motivated and self-enabled healthcare consumers and supporting clinicians in managing the care of their patients. The Company manages major chronic diseases and episodic conditions including diabetes, congestive heart failure, coronary artery disease, asthma, chronic obstructive pulmonary disease, high-risk obstetrics, cancer, musculoskeletal and chronic pain, depression, obesity, and other conditions. Matria delivers programs that address wellness, healthy living, productivity improvement and patient advocacy, and provides case management of acute and catastrophic conditions.  Headquartered in Marietta, Georgia, Matria operates through nearly 50 offices around the United States.  More information about Matria can be found online at www.matria.com.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements. Such statements include but are not limited to the Company’s financial expectations for the fourth quarter of 2006, annualized revenues from awards expected to begin producing revenue in 2007, the success of the integration of CorSolutions, the synergies resulting from the integration of CorSolutions and the impact on the Company’s profit margins, the Company’s expectations for strong future profits and EBITDA, the validity of the Company’s interest rate assumptions, the amount of the Company’s expected debt repayments, and the increase in the Company’s First Lien credit facility. These statements are based on current information and belief, and are not guarantees of future performance. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include the Company’s inability to achieve its financial expectations, failure to realize anticipated revenues from backlog, unanticipated integration issues, failure to achieve anticipated synergies, lower than anticipated profit margins, failure to achieve expected profits and EBITDA, reduced cash flows from operations, unanticipated uses of cash, higher than expected interest rates, inability to close the amendment increasing the Company’s First Lien credit facility, developments in the healthcare industry, third-party actions over which Matria does not have control, regulatory requirements applicable to Matria’s business and the risk factors detailed from time to time in Matria’s periodic reports and registration statements filed with the Securities and Exchange Commission, including Matria’s Annual Report on Form 10-K for the year ended December 31, 2005. By making these forward-looking statements, Matria does not undertake to update them in any manner except as may be required by Matria’s disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.

Matria Healthcare, Inc.
Unaudited Consolidated Condensed Statements of Operations
(Amounts in thousands, except per share amounts)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Revenues	$84,186	$46,266	$247,719	$130,651

Cost of revenues	27,243	19,089	80,104	53,025
Selling and administrative expenses	40,027	23,767	118,845	69,250
Provision for doubtful accounts	1,021	878	2,785	2,621
Amortization of intangible assets	1,786	40	5,358	80

Operating earnings from continuing operations	14,109	2,492	40,627	5,675
Interest income (expense), net	(6,702)	45	(19,534)	(1,603)
Other income, net	310	156	879	137
Earnings from continuing operations before income taxes	7,717	2,693	21,972	4,209
Income tax expense	(3,185)	(1,091)	(9,190)	(1,705)
Earnings from continuing operations	4,532	1,602	12,782	2,504
Discontinued Operations:
Earnings from discontinued operations, net of tax	1,261	4,835	5,159	12,813
Gain on disposal of discontinued operations, net of tax	16,925	-	16,925	-
Earnings from discontinued operations	18,186	4,835	22,084	12,813
Net earnings	$22,718	$6,437	$34,866	$15,317

Net earnings per common share:
Basic
Continuing Operations	$0.22	$0.08	$0.61	$0.14
Discontinued Operations	0.86	0.23	1.05	0.70
	$1.08	$0.31	$1.66	$0.84
Diluted
Continuing Operations	$0.21	$0.07	$0.59	$0.13
Discontinued Operations	0.84	0.23	1.02	0.67
	$1.05	$0.30	$1.61	$0.80

Weighted average shares outstanding:
Basic	21,041	20,632	20,957	18,136
Diluted	21,554	21,728	21,644	19,193

Matria Healthcare, Inc.
Unaudited Consolidated Condensed Balance Sheets
(Amounts in thousands)

	September 30,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$28,178	$22,758
Restricted cash	1,344	550
Trade accounts receivable, net	53,929	33,996
Assets held for sale	30,322	132,455
Prepaid expenses and other current assets	10,447	6,588
Deferred income taxes	8,631	8,629
Total current assets	132,851	204,976

Property and equipment, net	37,851	26,430
Goodwill, net	475,180	69,248
Other intangibles, net	57,677	6,935
Deferred income taxes	8,182	10,666
Other assets	13,841	4,952
	$725,582	$323,207

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt
and obligations under capital leases	$54,313	$1,021
Accounts payable, principally trade	9,778	10,702
Liabilities related to assets held for sale and other discontinued operations discontinued operations	8,153	31,042
Unearned revenue	12,559	7,205
Other accrued liabilities	58,815	13,412
Total current liabilities	143,618	63,382

Long-term debt and obligations under capital
leases, excluding current installments	277,714	2,099
Other long-term liabilities	7,618	5,788
Total liabilities	428,950	71,269

Shareholders' equity	296,632	251,938
	$725,582	$323,207

Matria Healthcare, Inc.
Unaudited Reconciliation of Non-GAAP Financial Measures
(Amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Reconciliation of Operating Earnings from Continuing Operations As Reported to Operating Earnings from Continuing Operations Excluding Share-Based Compensation
Operating earnings from continuing operations as reported	$14,109	$2,492	$40,627	$5,675
Add share-based compensation	1,883	-	5,131	-
Operating earnings from continuing operations excluding share- based compensation	$15,992	$2,492	$45,758	$5,675

Reconciliation of Earnings from Continuing Operations As Reported to Earnings from Continuing Operations Excluding Share-Based Compensation
Earnings from continuing operations as reported	$4,532	$1,602	$12,782	$2,504
Add share-based compensation, net of tax	1,253	-	3,548	-
Earnings from continuing operations excluding share-based compensation	$5,785	$1,602	$16,330	$2,504

Reconciliation of Earnings from Continuing Operations to EBITDA from Continuing Operations Excluding Share-Based Compensation
Earnings from continuing operations	$4,532	$1,602	$12,782	$2,504
Interest expense, net	6,702	(45)	19,534	1,603
Income tax expense	3,185	1,091	9,190	1,705
Depreciation and amortization	4,615	1,459	13,501	4,357
Share-based compensation	1,883	-	5,131	-
EBITDA excluding share-based compensation	$20,917	$4,107	$60,138	$10,169

Reconciliation of Diluted Earnings Per Common Share from Continuing Operations As Reported to Diluted Earnings Per Common Share from Continuing Operations Excluding Share-Based Compensation
Diluted earnings per common share as reported	$0.21	$0.07	$0.59	$0.13
Add Share-based compensation, net of tax	0.06	-	0.16	-
Diluted earnings per common share excluding share-based compensation	$0.27	$0.07	$0.75	$0.13

Matria Healthcare, Inc.
Reconciliation of Non-GAAP Financial Measures for Q4 2006 Guidance
(Amounts in millions, except per share amounts)

Reconciliation of Operating Earnings from Continuing Operations to Operating Earnings from Continuing Operations Excluding Share-Based Compensation	Low	High
Operating earnings from continuing operations	$16	$17
Share-based compensation	2	2
Operating earnings from continuing operations excluding share-based compensation	$18	$19

Reconciliation of Earnings from Continuing Operations to EBITDA from Continuing Operations Excluding Share-Based Compensation	Low	High
Earnings from continuing operations	$5	$6
Share-based compensation	2	2
Income tax expense	4	4
Interest expense, net	7	7
Depreciation and amortization	5	5
EBITDA, excluding share-based compensation	$23	$24

Reconciliation of Earnings Per Diluted Share from Continuing Operations to Earnings Per Diluted Share from Continuing Operations Excluding Share-Based Compensation	Low	High
Earnings per diluted share from continuing operations	$0.25	$0.29
Share-based compensation	0.07	0.06
Earnings per diluted share from continuing operations excluding share-based compensation	$0.32	$0.35